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                                                                   EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

We consent to the incorporation by reference in the registration statements No. 333-89685 on Form S-8, No. 333-47910 on Form S-3, No. 333-52328 on Form S-8, No.
333-48164 on Form S-8, No. 333-69738 on Form S-3, No. 333-81278 on Form S-3, No.
333-81278-01 on Form S-3, No. 333-81278-02 on Form S-3, No. 333-81278-03 on Form
S-3, and No. 333-70332 on Form S-8 of Progress Energy, Inc., of our report dated February 15, 2001, with respect to the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation as of December 31, 2000, which report appears in the Form 8-K of Progress Energy, Inc. dated February 26, 2002.

/s/ KPMG LLP
St. Petersburg, Florida
February 26, 2002